[Letterhead of Shoney's, Inc.]


                                              July 25, 2000

To Holders of Shoney's, Inc.
8-1/4% Convertible Subordinated Debentures Due 2002 and
Liquid Yield Option Notes Due 2004 (Zero Coupon - Subordinated)

     Shoney's, Inc. is offering to purchase all of our outstanding $51,563,000 principal amount of 8-1/4% Convertible Subordinated Debentures Due 2002, CUSIP No. 872623AA1 (Debentures) and $177,358,000 principal amount at maturity of Liquid Yield Option Notes Due 2004, CUSIP No. 825039AC4 (LYONS). The purpose of this letter is to call your attention to certain important information regarding our offer.

      * The purchase price for the Debentures is $691.59 per $1,000 principal amount, plus accrued and unpaid interest, in cash.

      * The purchase price for the LYONS is $250.00 per $1,000 principal amount at maturity in cash.

      * THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2000, UNLESS EXTENDED.

     As many of you know, our Company has experienced significant losses in recent years and has an accumulated deficit of over $150,000,000. As of July 12, 2000, our common stock was suspended from trading on the New York Stock Exchange because we failed to satisfy that exchange's continued listing standards for net worth and market value. The offer described above is part of our plan to reorganize our operating and financial structure. We intend to divide our Shoney's and Captain D's restaurant operations into separate companies and then finance the two new companies separately.

     Our Board of Directors determined that, before completing this planned reorganization, holders of our Debentures and LYONS should have the opportunity to sell their securities to the Company at a premium to market. So far, holders of 73% of the Debentures and 70% of the LYONS have agreed to sell their securities in our offer.

     You have only a short time left to decide to join these holders by tendering your securities. In making your decision, you should be aware of a number of significant risks that will affect your investment if you decide not to participate.

      1) As part of our planned reorganization, we expect to incur more than $250,000,000 of additional senior secured debt. Substantially all of our assets will be pledged to secure this new debt. Any remaining Debentures or LYONS will be subordinate to all of this new debt. There can be no assurance that we will be able to meet our obligations to pay principal or interest on any Debentures or LYONS that remain outstanding after expiration of our offer.

      2) There may be no active trading market for any remaining Debentures or LYONS after completion of the offer. As a result, you may have difficulty selling your securities after expiration of the offer.

      3) The indenture amendments that would be made as a result of our offer will eliminate substantially all covenants limiting the way we operate and finance our business. As a result, remaining holders will no longer benefit from those protections against potentially significant adverse consequences.

     If you want to participate in the offer, you must make the necessary arrangements promptly. IN PARTICULAR, IF YOUR SECURITIES ARE HELD THROUGH A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE, YOU WILL NEED TO INSTRUCT THAT FIRM TO TENDER THE SECURITIES ON YOUR BEHALF. Since this procedure may take a considerable amount of time, you should give these instructions as soon as possible.

     THE OFFER IS SCHEDULED TO EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2000.

     The complete terms of the offer are contained in our Offer to Purchase and Consent Solicitation Statement dated July 18, 2000, which has been sent to you previously. We encourage you to read the document carefully. The offer is subject to certain conditions, including receipt of financing and at least 90% of the Debentures and at least 90% of the LYONS being tendered.

     If you need assistance making arrangements to tender your securities, please call the Information Agent for the offer, D.F. King & Co., at (888) 242-8157. If you have any questions about the offer, please call the Dealer Manager for the offer, Banc of America Securities, at (888) 292-0070.

     Our Company is grateful for the support that we have received so far for our reorganization plan, and we appreciate your consideration.

                                Sincerely,

                                /s/ Raymond D. Schoenbaum

                                Raymond D. Schoenbaum
                                Chairman of the Board